                                                                  EXHIBIT (a)(2)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
  Shareholders of Jason Incorporated

In our opinion, the consolidated financial statements listed in the index appearing under Item 14(a)(1) on page 59 present fairly, in all material respects, the financial position of Jason Incorporated and its subsidiaries at December 31, 1999 and December 25, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 14(a)(2) on page 60 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
February 1, 2000, except as to Note 15
  which is as of February 15, 2000